Exhibit 10.41

E*TRADE Financial Corporation

Severance Agreement

This Severance Agreement (the “Agreement”) is made and entered into by and between E*TRADE Financial Corporation (the “Company”) and Michael Curcio (“Employee”) as of November 14, 2007 (the “Effective Date”).

Section 1. Term of Agreement. This Agreement shall remain in effect for a period of two years from the Effective Date, and will automatically renew for additional one year periods unless either party provides at least ninety days’ prior written notice of termination of the Agreement; provided that in the event of a Change in Control during the term of this Agreement, this Agreement may not be terminated until 24 months following such Change in Control.

Section 2. At-Will Employment. Nothing in this Agreement shall change the “at-will” nature of Employee’s employment.

Section 3. Termination Benefits.

(a) Eligibility for Severance Benefits. If Employee’s employment with the Company is terminated without Cause (other than by reason of permanent and total disability, within the meaning of the Company’s disability program, or death) or by Employee for Good Reason, then Employee shall be entitled to the following benefits subject to his or her execution and non-revocation of a release reasonably acceptable to the Company (the “Release”) within 30 days following termination of employment and compliance with the other terms of this Agreement:

(i) a pro-rata share of Employees Target Bonus (as defined below) if, and only to the extent that, the Company has met its target performance objectives for the year to date, as determined in the Company’s discretion based on its bonus accrual through the most recently completed month;

(ii) a lump sum payment equivalent to one times or, if such termination occurs during a Change in Control Period, two times Employee’s annualized base salary then in effect;

(iii) a lump sum payment equivalent to one times or, if such termination occurs during a Change in Control Period, two times Employee’s target bonus under the Company’s performance bonus plan in effect for the year in which the termination occurs (“Target Bonus”);

(iv) reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of; (A) 12 months or, if such termination occurs during a Change in Control Period, 24 months following Employee’s termination of employment, or (B) the time Employee begins alternative employment; provided that (x) it shall be the obligation of Employee to inform the Company that new employment has been obtained and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if

Employee is no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage; and

(v) if such termination occurs during a Change in Control Period, each Company equity compensation grant (“Equity Grants”) held by Employee, to the extent then outstanding shall become fully vested and exercisable (and any forfeiture provision shall lapse) in full as of the later of the date of Employee’s termination of employment or the last day following Employee’s execution of the Release on which Employee may revoke such Release under its terms and shall remain exercisable in full until the first to occur of the expiration of a period of three months following the date on which Employee’s employment terminated or the expiration of the term of such Equity Grant.

The amount payable to Employee under subsections (i) through (iii), above, shall be paid to Employee in a lump sum within 30 days following the later of Employee’s termination of employment or the last day on which Employee may revoke such Release under its terms. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period, provided that Employee has executed the Release and any revocation period has run. The foregoing benefits shall be in addition to all compensation and benefits earned and accrued through the date of Employee’s termination of employment payable pursuant to applicable law or the Company’s benefit plans (other than severance benefits under any other arrangement).

(b) Death or Disability. In the event that Employee’s employment terminates as a result of his or her death or permanent and total disability (within the meaning of the Company’s disability program):

(i) All Equity Grants held by Employee, to the extent then outstanding, shall become fully vested and exercisable (and any forfeiture provision shall lapse) in full as of the date of Employee’s death. The Equity Grants shall be exercisable by the estate of Employee in accordance with the time periods and procedures set forth in the Equity Grant agreement

(ii) Employee (or Employee’s estate, as applicable) shall be entitled to a pro-rata share of the Target Bonus (presuming performance meeting, but not exceeding, target performance goals).

(c) Any Other Termination. If Employee is terminated in any circumstance not described in clause (a) or (b), the Company and its affiliates will have no obligations to Employee under this Agreement.

(d) Equity Grant Forfeiture on Termination for Cause. In consideration for the Company entering this Agreement, Employee hereby agrees that if Employee’s employment is terminated by the Company for Cause, any outstanding stock option held by Employee shall terminate in its entirety and cease to be exercisable immediately upon such termination of employment.

(e) Section 409A. Notwithstanding anything to the contrary in this Agreement, if Employee is determined by the Company’s Compensation Committee to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”) and the regulations thereunder, as of the date of Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation), and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and therefore cannot be paid or provided in the manner provided herein without subjecting Employee to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which would have been payable during the first six months following Employee’s “separation from service” shall instead be paid or provided to Employee in a lump sum payment on the first business day immediately following the six-month anniversary of Employee’s “separation from service”.

Section 4. Definitions. As used in this Agreement, the following terms shall have the meanings indicated.

“Cause” means any of the following:

(i) Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any employment or Company documents or records;

(ii) Employee’s material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

(iii) Employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, Employee’s improper use or disclosure of the Company’s confidential or proprietary information);

(iv) any intentional act by Employee which has a material detrimental effect on the Company’s reputation or business;

(v) Employee’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability;

(vi) any material breach by Employee of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between Employee and the Company, which breach is not cured pursuant to the terms of such agreement; or

(vii) Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Employee’s ability to perform his or her duties with the Company.

“Change in Control” means the first of the following events to occur:

(i) (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities, other than the acquisition of the Company’s Common Stock by a Company-sponsored employee benefit plan or through the issuance of shares sold directly by the Company to a single acquiror; or (B) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing less than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities, but in connection with the person’s acquisition of securities the person acquires the right to terminate the employment of all or a portion of the Company’s management team;

(ii) the consummation of a merger or consolidation to which the Company is a party which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

(iii) a change in the composition of the Company’s Board of Directors occurring within a period of 12 consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors;

(iv) effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or

(v) a liquidation or dissolution of the Company.

The Incumbent Directors shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company, which, in the aggregate, would result in a Change in Control, are related, and its determination shall be final, binding and conclusive.

“Change in Control Period” shall mean the period commencing on the date of a Change in Control and ending on the two-year anniversary date of the consummation of the Change in Control.

“Date of Termination” means the date of termination of Employee’s employment with the Company.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Good Reason” shall mean any of the following conditions occurring without Employee’s consent:

(i) a decrease in Employee’s total target cash compensation opportunity (adding base salary and target bonus) of greater than 20%; or

(ii) material, adverse reduction in responsibilities such that Employee has no substantial responsibilities; provided that, for the avoidance of doubt, a change in title, demotion, change in responsibilities or chance in reporting relationships (including type and number) shall not constitute “Good Reason”;

provided that Employee has provided the Company with prior written notification of the grounds giving rise to such Good Reason and has terminated employment within 30 days of the occurrence of such Good Reason.

“Incumbent Directors” shall mean members of the Company’s Board of Directors who either (i) are members of such Board as of the date hereof, or (ii) are elected, or nominated for election, to such Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination.

Section 5. Employee Covenants.

(a) Agreement Not To Compete; Return of Company Property. As a condition to receipt of any benefits under this Agreement, Employee agrees that in the event of his or her termination at any time and for any reason, he or she shall not compete with the Company in any unfair manner, including, without limitation, using any confidential or proprietary information of the Company to compete with the Company in any way. Upon termination of employment for any reason, Employee shall immediately deliver to the Company all documents, property, and other records of the Company or any affiliate of the Company, and all copies thereof, within Employee’s possession, custody or control. Further, as a condition to receipt of any benefits under this Agreement, Employee agrees that for a period of one year following the date of termination he or she will not accept employment, or perform services as a consultant or independent contractor, for any entity competing with the Company.

(b) Non-Solicitation. As a condition to receipt of any benefits under this Agreement, Employee agrees that for a period of one year after the date of the termination of his or her employment for any reason, he or she shall not, either directly or indirectly, solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity.

(c) Non-Disparagement. During and following Employee’s employment, Employee agrees that he shall be supportive of the Company’s efforts and shall not disparage the Company or its officers, directors, employees, products or services,

Section 6. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

(b) Entire Agreement. This Agreement supersedes all prior negotiations, representations or agreements, whether written or oral, concerning any rights to severance pay and benefits. Any amounts payable hereunder shall be reduced by any amounts paid in lieu of notice under the WARN Act or similar law.

(c) No Waiver. The failure of the Company or any Employee to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement outstanding shall not be affected thereby.

(e) Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Arlington, Virginia in accordance with its National Employment Dispute Resolution rules. Employee acknowledges that by accepting this arbitration provision he or she is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company and Employee shall each pay one-half of the costs and expenses of the arbitration, and each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise required or allowed by law and awarded by the arbitrator.

(f) Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

(g) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

E*TRADE Financial Corporation

By:	/s/ Mitchell H. Caplan
Mitchell H. Caplan
Chief Executive Officer

By:	/s/ Michael Curcio
Michael Curcio